Exhibit a.2

CERTIFICATE OF NAME CHANGE AMENDMENT

TO

DECLARATION OF TRUST

OF

NUVEEN IMPACT OPPORTUNITIES FUND

The undersigned, being a majority of the Trustees of Nuveen Impact Opportunities Fund (the “Trust”), acting pursuant to the authority granted to the Trustees under Article XIII, Section 5(iii) of the Declaration of Trust of the Trust made on the 3rd day of December, 2020 by the initial Trustee thereunder (the “Declaration”), do hereby amend the Declaration, effective as of the 18th day of December 2020, as follows:

1.    Section 1 of Article I of the Declaration is amended to read in its entirety as follows:

Section 1.    Name. This Trust shall be known as the “Nuveen Core Plus Impact Fund,” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

And all references to the name of the Trust in the Declaration are hereby amended accordingly.

2.    Except as amended hereby, the Declaration remains in full force and effect.

IN WITNESS WHEREOF, the undersigned, being the sole Trustee of the Trust, has executed this instrument as of this 18th day of December 2020.

/s/ William T. Huffman
William T. Huffman as Trustee
333 West Wacker Drive
Chicago, IL 60606

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